[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE GROWTH  FUND

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 1995 THROUGH NOVEMBER 30, 1995
                                                                            Total
                          Date     Shares   % of FundPrice perPurchased by  Issued   Purchased                   Held
Security                  PurchasedPurchasedAssets   Share    Fund Group    (000)    By Group Broker(s)          11/30/95
CBL & ASSOCIATES          09/19/95 20,000   0.02%    $20.63   20,000        3,640    0.55%    Goldman Sachs      264,000

10f-3 TRANSACTIONS FOR THE PERIOD MARCH 1, 1996 THROUGH MAY 31, 1996
                                                                            Total
                                                              Shares        Shares   % of Issue                  Shares
                          Date     Shares   % of FundPrice perPurchased by  Issued   Purchased                   Held
Security                  PurchasedPurchasedAssets   Share    Fund Group    (000)    By Group Broker(s)          05/31/96
ASSOCIATES FIRST CAP      05/07/96 46,300   0.04%    $29.00   81,000        67,000   0.12%    Goldman Sachs      0

1-Purchase may not exceed 3% of Fund's Total Assets.
2-Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exeed 10% of the principal amount of the offering.